UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

PREMIER NURSING PRODUCTS CORP.

(Exact name of registrant as specified in its charter)

Florida	333-145469	20-8724818
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3 Bakley Terrace, West Orange, NJ 07052

(Address of Principal Executive Office) (Zip Code)

(718) 536-4881

(Registrant’s telephone number, including area code)

8990 Wembley Court, Sarasota, FL 34238

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 5.01	Changes in Control of Registrant.

On September 5, 2008, the Company and its principal shareholder and executive officer, Sheldon R. Rose, entered into an agreement with ZRV Consulting Inc. pursuant to which ZRV acquired 162,000,000 shares of Premier for a cash consideration of $300,000. The payment was derived from the cash assets of ZRV. ZRV is owned by Mr. Michael Yuster, and the principal business address of ZRV is 3 Bakley Terrace, West Orange, New Jersey 07052. The transaction was completed on September 5, 2008. As a result of the transaction, there are currently outstanding 210,600,000 common shares of which ZRV owns 162,000,000 common shares or approximately 77% of the outstanding common shares.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the above stock purchase agreement, Mr. Rose resigned in all capacities with the Company.

On September 5, 2008, Mr. Michael Yuster was added to the Board of Directors at Premier and elected as President and Chief Executive Officer.

Between June 11, 2008 and the present, Mr. Yuster has served as principal executive officer and sole director of ZRV Consulting Inc., West Orange, New Jersey, which provides consulting services to various commercial companies and businesses. Between March 2001 and April 1, 2007, Mr. Yuster was Vice President of Medical Adult Daycare Center and Always Care Adult Center Inc., Old Bridge, New Jersey. Between 1996 and 2001, Mr. Yuster was Director of Operations for Available Care Inc., Medical Transportation Company and Ambulance and Invalid Coach, Milltown, New Jersey.

Mr. Yuster will receive no compensation from Premier and has not entered into an employment contract with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PREMIER NURSING PRODUCTS CORP.

By:	/s/ Michael Yuster
Michael Yuster President and CEO

Date:  September 9, 2008